STOCK PURCHASE AGREEMENT

by and between

Moshe Har Adir, an individual,
CORCYRA, D.O.O., a Croatian company,
and Mr. Shalom Atia, an individual
on the one side

and

KSD Pacific, LLC,
a Nevada limited liability company
on the other side

DATED as of August 31, 2006

CONTENTS

Exhibits

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of August 31, 2006, by and between:

(1) **MOSHE HAR ADIR**., an individual, **CORCYRA, D.O.O.**., a Croatian company, and CORCYRA, D.O.O.'s director and representative for the purposes of this Agreement, Mr. **SHALOM ATIA**, (the **"REPRESENTATIVE"** or **"CORCYRA DIRECTOR"**), (collectively, "**SELLER**") on the one side; and

(2) **KSD PACIFIC, LLC**, a Nevada limited liability company, (the "**PURCHASER**"), on the other side.

RECITALS:

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, 20,000 shares of common stock (the **"SHARES"**) of Corcyra, d.o.o., a Croatian closely held company (the **"COMPANY"**), constituting all (100%) of the issued and outstanding shares of the Company (20,000 shares of 1 Kuna each constitutes 100% of all outstanding shares of Corcyra, d.o.o., according to information provided by the Company), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of and subject to the promises and the mutual agreements, terms and conditions herein contained, the benefits to be derived therefrom and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS

1.1 As used in this Agreement and the Schedules and Exhibits related hereto, the terms used are defined as follows, except where the context of this Agreement or a Schedule or Exhibit hereto clearly indicates otherwise:

AFFILIATE of a party means a corporation, limited liability company, or other entity that (i) is controlled by a party; (ii) is controlled by another corporation, limited liability company, or entity that also controls the party; or (iii) controls the party, where the terms "control" and "controlled" mean direct or indirect ownership of more than fifty percent (50%) of the stock or interest having a right to vote for directors or managers and the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract, or otherwise.

AGREEMENT means this Stock Purchase Agreement, dated as of August 31, 2006, by and between Seller and Purchaser, including the attached Schedules and Exhibits, as the same may be modified, supplemented and amended.

BUSINESS DAY means any day other than a Saturday, Sunday or other day on which commercial banks in Croatia or California are authorized or required to be closed or on which the Nasdaq SmallCap Market is closed.

CLOSING means the closing of the sale of the Shares to Purchaser as contemplated by this Agreement.

CLOSING DATE means a date on which the Closing shall occur.

COMPANY has the meaning ascribed to it in the recital set forth above.

CONSENT means any approval, consent, authorization, waiver, notice, filing or exemption to, from, or with respect to a specified action.

DAMAGES has the meaning ascribed to it in Section 9.2.

EXHIBIT means an attachment referred to in this Agreement that is made a part of this Agreement by its attachment hereto.

FINANCING has the meaning ascribed to it in Section 4.7.

GOVERNMENTAL AUTHORITY means any court, government or political subdivision or department thereof, any governmental or regulatory body, board, bureau, arbitrator or alternative dispute resolution body, administrative agency or commission, securities exchange or other governmental agency or instrumentality of competent jurisdiction.

GOVERNMENTAL CONSENT means a Consent of any Governmental Authority.

INDEMNITEE has the meaning ascribed to it in Section 8.4(a).

INDEMNITEE'S NOTICE has the meaning ascribed to it in Section 8.4(a).

INDEMNITOR has the meaning ascribed to it in Section 8.4(a).

KNOWLEDGE in the phrase "to its knowledge", "to the best of its knowledge" or "has knowledge of" or a similar phrase, when used to qualify a statement of a party, shall be deemed to be that knowledge held and, in the case of the phrase "to the best of its knowledge," knowledge which would have been held, assuming commercially reasonable investigation and inquiry, in each case by the officers, directors and managers of (i) Seller, if Seller is making such statement, and (ii) Purchaser, if Purchaser is making such statement, at the time such statement is made.

LAW means any applicable international, foreign, national, provincial, state or local (or other political subdivision) statute, law (including common law), ordinance, order, rule, regulation or binding requirement of a Governmental Authority.

LIABILITY means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, direct or indirect, accrued or unaccrued, assessed or non-assessed, liquidated or unliquidated, secured or unsecured, joint or several, due under a guarantee of another Person's Liability, due or to become due, vested or unvested, executory, determined or determinable and whether or not the same is required to be accrued on such Person's financial statements.

MATERIAL ADVERSE EFFECT means, with respect to any Person, a material adverse effect on the financial condition, business, assets, Liabilities, properties, prospects or results of operations of such Person and its subsidiaries taken as a whole or a material adverse effect on its ability to consummate the Transactions.

NOTICE has the meaning ascribed to it in Section 9.1.

PARTIES means, unless the context otherwise requires, Seller and Purchaser.

PERSON means any individual, firm, corporation, partnership, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

PROCEEDING means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

PURCHASE PRICE has the meaning ascribed to it in Section 2.1

PURCHASER means KSD Pacific, LLC, a Nevada limited liability company .

PURCHASER INDEMNITEE has the meaning ascribed to it in Section 8.2.

REPRESENTATIVES means, with respect to any Person, any of such Person's officers, directors, employees, agents, attorneys, accountants, consultants, equity partners or financial advisors or other Persons acting on behalf of such Person.

SCHEDULE means an attachment referred to in this Agreement that is made a part of this Agreement by its attachment hereto.

SECURITIES ACT means the United States Securities Act of 1933, as amended.

SELLER means Moshe Har Adir., an individual.

SELLER INDEMNITEE has the meaning ascribed to it in Section 8.3.

SHARES has the meaning ascribed to it in the recital set forth above.

SUBSIDIARY of a specified person is an Affiliate controlled by such person directly, or indirectly through one or more intermediaries.

THIRD PARTY CLAIM has the meaning ascribed to it in Section 8.4(a).

TRANSACTIONS means the sales of Shares to Purchaser at the Closing.

U.S.$ or U.S. DOLLARS means United States dollars.

1.2 In this Agreement:

(a) words denoting persons shall include bodies corporate and unincorporated associations of persons;

(b) subject to Section 9.2, references to a party to this Agreement include references to the successors or assigns (immediate or otherwise) of that party; and

(c) if any payment obligation set forth in Section 2 of this Agreement falls due on a day that is not a Business Day, payment shall be due on the next following Business Day.

2. PURCHASE AND SALE OF SHARES

2.1 PURCHASE PRICE

The aggregate consideration payable by Purchaser as the Purchase Price for the Shares shall be USD $10,830,377.00. The purchase price includes and shall be reduced by USD $5,830,377.00 which is the amount Corcyra, d.o.o. is obligated to pay KPN Telecom B.V. ("KPN") under Amendment No. 1 dated as of April 28, 2006 to the share purchase agreement between Corcyra, d.o.o. and KPN. The purchase price further includes and shall be reduced by USD $5,000,000.00, which is the amount Corcyra, d.o.o. is obligated to pay Seller under loans between Corcyra and Seller, which loans are registered with the Central Bank of Croatia and which Purchaser agrees to assume. The calculation of the Purchase Price along with the description of Amendment No. 1 mentioned above are more fully described in the two spreadsheets entitled "Consideration Per Agreement" and "Corcyra Balance sheet for June 15th, 2006" collectively attached hereto and incorporated herein as **Exhibit A** and in Schedule 13D/A filed by Corcyra, d.o.o. with the Securities & Exchange Commission on May 03, 2006, attached hereto and incorporated herein as **Exhibit B**.

2.2 CLOSING

(a) Subject to the terms and conditions of this Agreement, at the Closing Seller shall sell and Purchaser shall purchase the Shares for the Purchase Price (as defined below).

(b) The Closing shall take place at 05:00 p.m., Central European Time, on or about August 31, 2006 or, at such time and location as the parties may mutually agree. At Closing, Seller shall provide a recorded deed evidencing the transferring of the 20,000 shares of common stock of

Corcyra, d.o.o. to Purachaser (the "Deed"). The Deed shall be stamped by the Croatian court as recorded and shall comply with Croatian and local law to grant full ownership of the Shares to Purchaser.

(c) At the Closing:

(i) Purchaser shall deliver to Seller:

(A) The Purchase Price as fully described in Section 2.1 of this Agreement to the bank account designated in writing by Seller, in immediately available funds in U.S. dollars

(ii) Seller shall deliver to Purchaser:

(A) one or more certificates representing the Shares, together with duly executed stock powers endorsed in blank;

(B) All documents necessary to replace Shalom Attia with Yossi Attia as the sole director and officer of Corcyra, d.o.o.

(C) All documents necessary to transfer full ownership of Corcyra, d.o.o. to KSD Pacific, LLC.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that the representations and warranties set forth in this Article 3 are true and correct on the date hereof and on the Closing Date.

3.1 ORGANIZATION

Seller, Moshe Har Adir is an individual residing in Croatia and is the sole shareholder of Corcyra, d.o.o. Corcyra is a company with limited liability (d.o.o., društvo s ograničenom odgovornošću - Croatian for "company with limited liability") duly organized, validly existing and in good standing under the laws of the Republic of Croatia, has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Seller and Corcyra are duly qualified to do business in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification necessary.

3.2 AUTHORITY RELATIVE TO THIS AGREEMENT

Seller has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by Seller of this Agreement and the consummation of the Transactions contemplated hereby have been duly authorized by Moshe Har Adir, Corcyra, d.o.o.., and its sole director, and all other corporate proceedings on

the part of Seller necessary to authorize this Agreement and the Transactions have been taken. This Agreement has been duly executed and delivered by Seller.

3.3 NO CONFLICT; REQUIRED FILINGS AND CONSENTS

(a) Assuming the accuracy of the Purchaser's representations made herein, the execution, delivery and performance of this Agreement by Seller do not (i) conflict with or violate the charter or other organizational document of Seller, (ii) conflict with or violate any Law or order applicable to Seller or (iii) breach or constitute a default (or an event which with notice or lapse of time or both would become a default) under or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of a lien on any of Seller's assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, permit or other instrument or obligation to which Seller is a party.

(b) Assuming the accuracy of the Purchaser's representations made herein, the execution, delivery and performance by Seller of this Agreement do not require any Governmental Consent to be obtained by Seller prior to the Closing.

3.4 NO COMMISSIONS

No Person has or will have, as a result of the Transactions, any right, interest or valid claim against or upon any party hereto for any commission, fee or other compensation as a finder or broker because of any act or omission by Seller or any of its Representatives.

3.5 TITLE TO SHARES

As of the date hereof, Seller owns beneficially and of record all of the Shares. No Person (other than Purchaser) has any written or oral agreement or option or any right or privilege, whether by law, preemptive right or contract, that is capable of becoming an agreement or option for the purchase or acquisition from Seller of any of the Shares. The Shares will not be transferred to Purchaser in violation of any preemptive, preferential or first refusal rights. Upon delivery to Purchaser at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Purchaser, and upon Seller's receipt of the Closing Purchase Price therefor, Purchaser will acquire all of Seller's rights and interests in the Shares to be sold at the Closing, free of all liens, encumbrances, mortgages, pledges, security interests or charges of any kind (other than under the Securities Act, and any other applicable securities law), or any other adverse claim, assuming that Purchaser obtains control of the certificates and does not have notice of any adverse claim.

3.6 LITIGATION

There are not any (i) Proceedings pending or threatened against or affecting Seller or any of its Affiliates or (ii) investigations by any Governmental Authority that are pending or

threatened against or affecting Seller or any of its Affiliates that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that the representations and warranties set forth in this Article 4 are true and correct on the date hereof and on each Closing Date.

4.1 ORGANIZATION

Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada, United States. Purchaser is duly qualified to do business in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification necessary.

4.2 AUTHORITY RELATIVE TO THIS AGREEMENT

Purchaser has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by Purchaser of this Agreement and the consummation of the Transactions contemplated hereby have been duly authorized and all other corporate proceedings on the part of Purchaser necessary to authorize this Agreement and the Transactions have been taken. This Agreement has been duly executed and delivered by Purchaser.

4.3 RESTRICTED SECURITIES

Purchaser understands that:

(i) Corcyra, d.o.o. owns shares in Euroweb International Corp., which shares are traded on NASDAQ Capital Market under the ticker symbol EWEB. (the "Underlying Shares") the Underlying Shares (A) are "restricted securities" under the Federal securities laws of the United States inasmuch as they have not been registered under the Securities Act, and are being acquired from Seller in a transaction exempt from registration under the Securities Act pursuant to Section 4(1) thereof and/or Regulation S promulgated thereunder; (B) must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration; and (C) will bear a legend to such effect; and

(ii) the Company may make a notation on its transfer books in accordance with Section 4.3(i).

4.4 SECURITIES ACT

The Shares to be purchased by Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Purchaser shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

4.5 NO CONFLICT; REQUIRED FILINGS AND CONSENTS

(a) The execution, delivery and performance of this Agreement by Purchaser do not (i) conflict with or violate the charter or other organizational document of Purchaser, (ii) conflict with or violate any Law or order applicable to Purchaser or (iii) breach or constitute a default (or an event which with notice or lapse of time or both would become a default) under or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of a lien on any of Purchaser's assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, permit or other instrument or obligation to which Purchaser is a party.

(b) The execution, delivery and performance by Purchaser of this Agreement do not require any Governmental Consent to be obtained by Purchaser prior to the Closing.

4.6 DUE DILIGENCE

(a) Purchaser acknowledges that it and its Representatives have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company based on available public information, which Purchaser acknowledges is sufficient for its purposes, which investigation, review and analysis was done by Purchaser and, to the extent Purchaser deemed appropriate, by its Representatives. Purchaser is a sophisticated investor with knowledge and experience in business and financial matters and has received information from Seller concerning the Company, and has had the opportunity to obtain additional information as desired in order to evaluate the purchase contemplated hereby.

(b) Purchaser has no knowledge that any of the representations and warranties of Seller made in this Agreement are not true and correct and Purchaser has no knowledge of any material errors in, or material omissions from, the Schedules to the Agreement.

(c) Purchaser acknowledges that, except as expressly set forth in this Agreement, none of Seller, the Company or any other person has made any representation or warranty, express or implied, to it as to any matter relating to the Company or the Shares, including without limitation, as to the accuracy or completeness of any information regarding Company furnished or made available to Purchaser or its Representatives.

4.7 AVAILABILITY OF FUNDS

Purchaser has cash available or has existing borrowing facilities or firm commitments that together are sufficient to enable it to pay the Purchase Price and consummate the Transactions. True and correct copies of any such facilities and commitments have been delivered to Seller. The financing required to consummate the Transactions is collectively referred to as the FINANCING. As of the date hereof, Purchaser has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available on a timely basis for the Transactions.

4.8 LITIGATION

There are not any (i) Proceedings pending or threatened against or affecting Purchaser or any of its Affiliates or (ii) investigations by any Governmental Authority that are pending or threatened against or affecting Purchaser or any of its Affiliates that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.

5. ADDITIONAL AGREEMENTS

5.1 LEGAL CONDITIONS TO CLOSING

Each of Seller and Purchaser shall use its respective reasonable efforts, and take all reasonable actions necessary, to comply promptly with all legal requirements that may be imposed on such party with respect to the Transactions, and shall promptly cooperate with and furnish information to such other party or parties in connection with any such requirements, as may reasonably be imposed upon such other party or parties in connection with the Transactions.

5.2 ADDITIONAL ACTIONS

Neither Seller nor Purchaser shall, prior to a Closing, directly or indirectly, take any action or agree to take any action, without the prior written consent of the other party, that would or is reasonably likely to result in any of the representations or warranties set forth in this Agreement being untrue in any material respect, or in any of the conditions to the Closing not being satisfied.

5.3 PRESS RELEASES

Neither Seller nor Purchaser shall issue or cause the publication or issuance of a press release or public announcement with respect to this Agreement or the Transactions; provided, however that if the need shall arise for a press release through no fault or action of either party, the relevant party may prepare a press release with respect to its involvement in the Transactions. Such press release shall be subject to the consent of the other party hereto, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Agreement shall restrict either party's ability to make required filings under the U.S. Federal securities laws.

5.4 OTHER PROPOSALS.

Until the earlier of (i) the Closing or (ii) rightful termination of this Agreement before Closing, the Seller shall not, nor shall the Seller authorize or permit any Representative of Seller to, directly or indirectly: (a) initiate contact with any person in an effort to solicit any Purchase Proposal; (b) cooperate with, or furnish or cause to be furnished any non-public information concerning the business, properties, or assets of the Company to any person in connection with any

Purchase Proposal; (c) negotiate with any Person with respect to any Purchase Proposal; or (d) enter into any agreement or understanding with the intent to effect a Purchase Proposal. Seller will promptly give written notice to Purchaser of the details of any Purchase Proposal of which any of them becomes aware.

For the purposes of this Agreement, the term "PURCHASE PROPOSAL" shall mean any proposal, other than one contemplated by this Agreement, (i) for a merger, consolidation, reorganization, or other business combination involving the Company, (ii) for the acquisition of any interest in the equity of the Company, (iii) for the acquisition of the right to cast any votes on any matter with respect to the Company or (iv) for the acquisition of a substantial portion of the Company's assets other than in the ordinary course of business.

5.5 VOTING BY SELLER.

(a) It is agreed and understood that until the earlier of Closing or rightful termination of this Agreement, the Seller shall not vote its shares in the Company for:

(i) any merger, consolidation, reorganization, or other business combination involving the Company, except as contemplated by this Agreement;

(ii) any sale, lease, exchange or disposition of assets of the Company, except as contemplated by this Agreement;

(iii) any issuance of any corporate interests of the Company or, any option, warrant, or other right calling for the issuance of any such interest, or any security convertible into or exchangeable for any such interest (other than any such interest, including stock options and executive compensation, proposed in the ordinary course of business);

(iv) any authorization of any class of capital stock of the Company;

(v) the amendment of the certificate of incorporation of the Company; or

(vi) any proposition the effect of which is reasonably likely to inhibit, restrict, or delay the consummation of the Transactions contemplated by this Agreement or impair the contemplated benefits to Purchaser, the Company or the Seller of the Transactions contemplated by this Agreement.

6. CONDITIONS TO CLOSING

6.1 CONDITIONS TO PURCHASER'S OBLIGATION

The obligation of Purchaser to purchase and pay for the Shares at any Closing Date is subject to the satisfaction (or waiver by Purchaser), as of the applicable Closing Date, of each of the following conditions:

(a) Accuracy of Representations and Warranties. There shall not have occurred and be continuing on the Closing Date a material breach of a representation or warranty of Seller made herein.

(b) Performance of Obligations. Seller shall have performed or complied in all material respects with its covenants and agreements contained in this Agreement required to be performed or complied with on or prior to the Closing Date.

(d) No Injunctions. No Law or injunction or other legal restraint or prohibition preventing the consummation of the Transactions shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority.

(e) No Litigation. No Proceeding shall be pending before any court or quasi-judicial or administrative agency of any Federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of the Transactions or impose damages or (B) cause any of the material transactions contemplated by this Agreement to be rescinded following consummation, and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which would cause any of the effects under clause (A) or (B) of this Section 7.1(e) to occur.

6.2 CONDITIONS TO SELLER'S OBLIGATION

The obligation of Seller to sell the Shares to Purchaser at any Closing Date is subject to the satisfaction (or waiver by Seller), as of the applicable Closing Date, of each of the following conditions:

(a) Accuracy of Representations and Warranties. There shall not have occurred and be continuing on the Closing Date a material breach of a representation or warranty of Purchaser made or incorporated herein.

(b) Performance of Obligations. Purchaser shall have performed or complied in all material respects with its covenants and agreements contained in this Agreement required to be performed or complied with on or prior to the Closing Date.

(d) No Injunctions. No Law or injunction or other legal restraint or prohibition preventing the consummation of the Transactions shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority.

(e) No Litigation. No Proceeding shall be pending before any court or quasi-judicial or administrative agency of any Federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of the Transactions or impose damages or (B) cause any of the material transactions contemplated by this Agreement to be rescinded following consummation, and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which would cause any of the effects under clause (A) or (B) of this Section 7.2(e) to occur.

6.3 NO RESCISSION

Purchaser shall not be entitled to rescind this Agreement before or after the Closing, except as set forth in Section 7.1 below.

7. TERMINATION

7.1 TERMINATION

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by the mutual written consent of Seller and Purchaser;

(ii) by written notice from Purchaser to Seller if the conditions specified in Section 6.1 with respect to the Closing have not been satisfied or waived prior to Closing, or shall have become incapable of fulfillment;

(iii) by written notice from Seller to Purchaser if the conditions specified in Section 6.2 with respect to the Closing have not been satisfied or waived prior to Closing, or shall have become incapable of fulfillment; or

(iv) by either party if the other party is in material breach of its obligations under this Agreement;

provided that a party shall not have the right to terminate this Agreement if the non-occurrence of the Closing is the result of such party's breach of this Agreement.

7.2 EFFECT OF TERMINATION

In the event of termination of this Agreement pursuant to Section 7.1, all obligations of the parties under this Agreement shall terminate, except that Article 1, Article 7, Article 8, Sections 3.3, 4.5 and 5.3 shall continue in full force and effect. Nothing in this Section 7.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement that occurred while such terms and provisions were in effect. No party shall have liability for consequential or punitive damages arising from a breach or alleged breach of this Agreement.

8. INDEMNIFICATION

8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All representations and warranties made by any party pursuant to this Agreement shall survive the Closing for three years.

8.2 SELLER'S AGREEMENT TO INDEMNIFY

From and after the Closing, subject to the terms and conditions of this Agreement, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates and their respective officers, directors, employees and Representatives (each a PURCHASER INDEMNITEE) from and against any and all claims, demands, losses, assessments, fines, penalties, interest, liabilities, damages, reasonable expenses of investigations, reasonable experts' fees, reasonable disbursements and other reasonable costs (including reasonable attorneys' fees) (all of the foregoing hereinafter referred to collectively as DAMAGES) asserted against, resulting to, imposed upon or incurred by any Purchaser Indemnitee, that consist of, arise from or are attributable to a breach of any representation or warranty of Seller contained in Article 3 of this Agreement.

8.3 PURCHASER'S AGREEMENT TO INDEMNIFY

Effective as of the date hereof, Purchaser agrees to indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, employees and Representatives (each a SELLER INDEMNITEE) from and against any and all Damages asserted against, resulting to, imposed upon or incurred by any Seller Indemnitee, that consist of, arise from or are attributable to (a) a breach of any representation or warranty contained in Article 4 of this Agreement, or (b) any action taken by Purchaser in its capacity as owner of any of the Shares or by Seller in accordance with voting instructions delivered pursuant to Section 2.2(c)(i)(C).

8.4 PROCEDURES FOR RESOLUTION AND PAYMENT OF CLAIMS FOR INDEMNIFICATION

(a) Except as provided in Section 8.5, below, if a Person entitled to be indemnified under this Article 9 (the INDEMNITEE) shall incur any Damages or determine that it may incur any Damages, either pursuant to a claim or demand asserted against or sought to be collected from it by a third party (a THIRD PARTY CLAIM) or a claim or demand that does not involve a claim or demand being asserted against or sought to be collected from it by a third party and believes that it is entitled to be indemnified against such Damages by a party hereunder (the INDEMNITOR), such Indemnitee shall deliver to the Indemnitor a notice (an INDEMNITEE'S NOTICE) signed by the Indemnitee, specifying in reasonable detail the nature of such Claim and the amount estimated to be involved in each claim for Damages, which amounts may be reasonably modified from time to time by Indemnitee; provided that any failure to give such Indemnitee's Notice will not waive any rights of the Indemnitee, except for a willful failure or to the extent that the rights of the Indemnitor are actually prejudiced.

(b) If a Third Party Claim is made against an Indemnitee, the Indemnitor shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that such counsel is not reasonably objected to by the Indemnitee. Any Indemnitee shall have the right to employ separate legal counsel in any Third Party Claim and to participate in the defense thereto, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (i) the Indemnitor shall have failed, within 30 days after having received an Indemnitee Notice, to assume the defense of such Claim with counsel reasonably acceptable to the Indemnitee, (ii) the employment of such counsel has been specifically authorized by the Indemnitor or (iii) the named parties to any such action (including, without limitation, any impleaded parties) include both such Indemnitee and the Indemnitor and, in the reasonable judgment of the Indemnitee, joint representation of both would be inappropriate due to actual or potential differing interests, and in that event the reasonable fees and expense of such separate counsel shall be paid by the Indemnitor. Except as otherwise herein provided, the Indemnitor shall not be liable to indemnify an Indemnitee for any settlement of any such action or claim effected without the consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed). If the Indemnitor assumes the defense of a Third Party Claim, the Indemnitee shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnitor shall recommend and that by its terms obligates the Indemnitor to pay the full amount of the liability in connection with such claim.

(c) The Indemnitor shall provide the Indemnitee, or vice versa, as the case may be, with copies of all complaints, motions, answers and other pleadings filed or received in connection with any Third Party Claim promptly after filing or receipt thereof.

8.5 MATERIALITY, LIMITATION OF LIABILITY

(a) Notwithstanding anything to the contrary herein, in no event shall any indemnity pursuant to this Article 8 include any consequential or punitive damages unless and to the extent that such damages have been asserted against the Indemnitee in a Third Party Claim.

(b) Notwithstanding anything to the contrary herein, in no event shall Seller be liable under Section 8.2 for Damages to the extent they exceed the Purchase Price.

(c) Notwithstanding anything to the contrary herein, in no event shall Seller be liable under Section 8.2 for Damages to the extent that it relates to any fact, event, liability or obligation:

(i) that would not have arisen but for a change in legislation announced after the Closing; or

(ii) with respect to which Purchaser or any Affiliate had knowledge at the time of the Closing; or

(iii) resulting from any action taken or omitted to be taken by Purchaser or any Affiliate of Purchaser (other than pursuant to instructions from Seller).

(d) Notwithstanding anything to the contrary herein, in no event shall Purchaser be liable under Section 8.3 for Damages to the extent they exceed the Purchase Price.

(e) Notwithstanding anything to the contrary herein, in no event shall Purchaser be liable under Section 8.3 for Damages to the extent that it relates to any fact, event, liability or obligation:

(i) that would not have arisen but for a change in legislation announced after the Closing; or

(ii) with respect to which Seller or any Affiliate had knowledge at the time of the Closing; or

(iii) resulting from any action taken or omitted to be taken by Seller or any Affiliate of Seller (other than pursuant to instructions from Purchaser).

9. MISCELLANEOUS

9.1 NOTICES

All reports, approvals, and notices required or permitted by this Agreement to be given to a party (each a NOTICE) shall be given in writing, by personal delivery, telecopy or overnight courier, to the party concerned at its address as set forth below (or at such other address as a party may specify by written notice pursuant to this Section 9.1 to the other):

If to Purchaser:

KSD Pacific, LLC
6327 W 6th Street
Los Angeles, CA 90048
Fax: 323-822-1784

If to Seller:

Attn: Moshe Har Adir
Valdabeci put 118 Pula Croatia 52100
Fax: +385 52 590 731

All Notices shall be deemed effective, delivered and received (a) if given by personal delivery, or by overnight courier, when actually delivered and signed for, or (b) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and receipt therefore is confirmed.

9.2 ASSIGNMENT; BINDING EFFECT; NO THIRD-PARTY RIGHTS

Except as otherwise provided in this Agreement, neither this Agreement nor the rights granted hereunder may be assigned or transferred by Seller or Purchaser and any attempted assignment, delegation or transfer in violation hereof, shall be void and of no force and effect. Except as expressly stated in this Agreement, this Agreement is for the sole benefit of the parties hereto and is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Except as otherwise provided in this Agreement, this Agreement shall be binding on the permitted successors and assigns of the parties, each such permitted successor and assign being deemed to be a party hereunder in substitution of its respective transferor.

9.3 ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement among the parties with respect to the subject matter hereof and supersede all prior oral and written understandings and agreements relating thereto.

9.4 EXPENSES

All expenses incurred by a party or on its behalf in connection with this Agreement or related to the preparation, negotiation, execution and performance of this Agreement, shall be borne by the party incurring such expenses.

9.5 WAIVERS; AMENDMENTS

Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in a writing signed by the waiving party. This Agreement may only be amended with the written consent of Seller and Purchaser.

9.6 REFORMATION AND SEVERABILITY

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof or would cause any party to violate any such Law, then (i) in lieu of such illegal, invalid or unenforceable provision, the parties shall endeavor in good faith negotiations to agree on a provision as similar to such illegal, invalid or unenforceable provision as may be possible while still being legal, valid and enforceable, provided that no party shall be required to agree to any provision that would materially alter any of its rights or obligations under this Agreement and (ii) the legality, validity and enforceability of the remaining provisions of this

Agreement shall not in any way be affected or impaired thereby except where the fundamental relationship among the parties has been materially altered.

9.7 GOVERNING LAW

This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortuous conduct, or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

9.8 COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.9 HEADINGS

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

9.10 PAYMENTS IN U.S. DOLLARS

Except as expressly set forth herein, all payments made hereunder shall be calculated and made in U.S. Dollars and any payment calculated by reference to or tendered in any other currency shall not be deemed to discharge the underlying obligation.

9.11 CONFIDENTIALITY OBLIGATIONS

Each party hereto shall keep confidential, and shall cause its Affiliates and Representatives to keep confidential, all information contained in or relating to this Agreement, except as required by applicable law or administrative process, except as specified in this Agreement and except for information that is available to the public on the date hereof or becomes available to the public after the date hereof other than as a result of a breach of this Section 10.11. The covenant contained in this Section 10.11 shall survive the Closing for a period of five years after the Closing Date.

9.12 NO PARTNERSHIP

Nothing in this Agreement shall be deemed to create a partnership, joint venture or group within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended, and to the extent that any such partnership, joint venture or group would be deemed to have been created, the Seller shall have the right to terminate this Agreement pursuant to Section 8.1 hereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SELLER PARTIES

MOSHE HAR ADIR

By: ______________________________
Name: Moshe Har Adir
Title: Sole shareholder of Corcyra, d.o.o.

CORCYRA D.O.O.

By: ______________________________
Name: Shalom Atia
Title: Its sole director

SHALOM ATIA

By: ______________________________
Shalom Atia

PURCHASER

KSD, LLC, a Nevada limited liability company

By: ______________________________
Name: Yossi Attia
Title: Its Manager

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SELLER PARTIES

MOSHE HAR ADIR

By: ______________________________

Name: Moshe Har Adir
Title: Sole shareholder of Corcyra, d.o.o.

CORCYRA D.O.O.

By: ______________________________

Name: Shalom Atia
Title: Its sole director

SHALOM ATIA

By: ______________________________

Shalom Atia

PURCHASER

KSD, LLC, a Nevada limited liability company

By: ______________________________

Name: Yossi Attia
Title: Its Manager